Exhibit 12
                                                            ----------



                             CONRAIL INC.
                             ------------
        COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
        ------------------------------------------------------

                            ($ In Millions)



                                                 Quarters ended
                                                     March 31,
                                              -----------------
                                               1997        1996
                                               ----        ----
    Earnings
    --------
    Pre-tax income                             $ 98        $ 50
      Add:
        Interest expense                         45          47
        Rental expense interest factor           16          14
      Less equity in undistributed earnings
       of 20-50% owned companies                 (5)         (4)
                                               ----        ----
    Earnings available for fixed charges       $154        $107
                                               ====        ====


    Fixed charges
    -------------
      Interest expense                           45          47
      Rental expense interest factor             16          14
                                               ----        ----
    Fixed charges                              $ 61        $ 61
                                               ====        ====

    Ratio of earnings to fixed charges         2.52x       1.75x



    For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.



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